Exhibit 10.1
Galleon Special Opportunities Master Fund, SPC LTD – Galleon Crossover Segregated Portfolio Company
Galleon Technology Offshore, LTD
c/o Galleon Group
590 Madison Avenue, 34th Floor
New York, NY 10022
February 29, 2008
Re: Agreement to Place Nominee on PSPT Board
Ladies and Gentlemen:
     This will confirm the results of the recent discussions between PeopleSupport, Inc. (“PSPT”), on the one hand, and Galleon Special Opportunities Master Fund, SPC LTD – Galleon Crossover Segregated Portfolio Company and Galleon Technology Offshore, LTD (together, “Galleon” or “you”), on the other hand, with respect to the potential addition of Galleon nominees to the Board of Directors of PSPT and certain other matters. PSPT shall as promptly as practicable, and in any event no later than March 5, 2008, take all action necessary to (i) increase the number of directors constituting its Board of Directors (the “Board”) from seven to eight and (ii) elect Mr. Krish Panu (the “Galleon Designee”), to fill the vacancy created by such increase, which seat shall be in the class of directors that will stand for election at PSPT’s 2009 annual meeting of shareholders. PSPT’s Board of Directors will take such action as the first item of business at its next regularly scheduled meeting to be held on March 5, 2008 and Mr. Panu will be entitled to take his seat on the Board at that meeting. Should Mr. Panu or any successor thereof resign from the Board or decide not to seek appointment or election to the Board, Galleon shall be entitled to designate a replacement for Mr. Panu or such successor as a member of the Board, which replacement shall be reasonably acceptable to PSPT’s Nominating and Corporate Governance Committee, and PSPT shall take all necessary action to implement the foregoing as promptly as practicable. Any such designated replacement who becomes a Board member as a successor of Mr. Panu under the terms of this paragraph shall be deemed to be a Galleon Designee for all purposes under this Agreement. At each annual meeting of shareholders at which the term of the Galleon Designee expires, PSPT shall nominate the Galleon Designee as director and shall include the Galleon Designee on the Board’s proposed slate of nominees for election.
     With this resolution of our discussions, Galleon has agreed that, until the latest of (i) such time as Mr. Panu, or another Galleon Designee ceases to occupy a seat on the Board and (ii) December 31, 2008, neither you nor your affiliates will seek to nominate any persons for election (other than re-election of the Galleon Designee or election of a replacement for the Galleon Designee then in office) as directors at any PSPT Annual or Special Meeting. Galleon and its affiliates agree to vote all shares of PSPT common stock beneficially owned by them and entitled to vote for the election of directors at the 2008 Annual Meeting for the election of the nominees approved by PSPT’s Nominating and Corporate Governance Committee. We have also agreed that an appropriate press release will be issued by PSPT, subject to Galleon’s reasonable advance approval, and that such release will be filed as an exhibit to PSPT’s Form 8-K filing reporting the increase in the size of the Board and election of Mr. Panu. Such press release shall be issued no later than the first business day following the date hereof. In addition, we have agreed that, at all times until the latest of (i) such time as a Galleon Designee ceases to occupy a seat on the Board and (ii) December 31, 2008, (i) Galleon and its affiliates will refrain from initiating or participating in any proxy contest or supporting any shareholder proposal at any Annual or Special Meeting and (ii) we will each refrain from making disparaging remarks publicly or in public filings about the other parties hereto (or their management).
     Either Galleon or PSPT can terminate this agreement at any time after December 31, 2008, effective upon notice to the other parties hereto, provided that PSPT may not terminate this agreement unless at the time of such termination there is a period of at least thirty (30) days remaining in which Galleon may (i) nominate persons for election as directors at the next Annual Meeting of PSPT shareholders under Section 2.1 of PSPT’s Bylaws and (ii) bring other business before the next Annual Meeting of PSPT shareholders under Section 1.2 of PSPT’s Bylaws. PSPT agrees that during the term of this agreement the period for shareholders to make director nominations and bring business before the next annual meeting, as described in the preceding clauses (i) and (ii), shall not expire prior to January 31. Upon any termination of this agreement, any person then serving on the PSPT Board as a Galleon Designee shall immediately resign.
     You hereby acknowledge that you have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of this agreement. Each of us acknowledges that we have been represented by legal counsel and such other advisors as we have deemed appropriate, and that we have each relied on the counsel of our respective advisors in making the decision to enter into this agreement.
     Each of the parties hereto represents and warrants to the other party that: (i) such party has all requisite authority and power to execute and deliver this letter agreement (this “Agreement”) and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, (iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms, and (iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
     This letter agreement shall be governed by the laws of the State of California. Any action brought in connection with this letter agreement shall be brought in the federal or state courts located in the State of California, and the parties hereto irrevocably consent to the jurisdiction of such courts.
     It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.
     PSPT looks forward to working with you and Mr. Panu to increase the value of PSPT for all of its stakeholders.
     To confirm your agreement with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with you with respect to the subject matter of this letter.
Very truly yours,

PEOPLESUPPORT, INC.

By:	/s/ Lance Rosenzweig Name: Lance Rosenzweig
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED
as of the date first above written:

By:	/s/ Raj Rajaratnam

	Name:	Raj Rajaratnam
	Title:	Director, Galleon Special Opportunities Master Fund, SPC Ltd. – Galleon Crossover Segregated Portfolio Company
Director, Galleon Technology Offshore, Ltd.